SALE OF BUSINESS AGREEMENT

THIS AGREEMENT is made this 5th day of April 1998

BETWEEN:-

(1)	MINTEQ UK LIMITED a company incorporated in England and Wales
(Reg. No. 2123886) whose registered office is at Beaufort House, 10th Floor, Bodulph street, London EC3A 7EE ("the Purchaser")

(2)	SPECIALTY MINERALS INC. a company incorporated in the state
of New York whose registered address is 405 Lexington Avenue, New
York NY 10174 ("the Purchaser's Guarantor")

(3)	JOHN & E. STURGE LIMITED a company incorporated in England
and Wales (Reg. No. 107667) whose registered office is at Oak House, Reeds Crescent, Watford, Herts, WD1 1QH ("the Vendor")

(4)	RHODIA LIMITED a company incorporated in England and Wales
(Reg. No. 213674) whose registered office is at Oak House, Reeds Crescent, Watford, Herts, WD1 1QH ("the Guarantor")

WHEREBY IT IS AGREED as follows:-

1.	DEFINITIONS & INTERPRETATION

Definitions

1.1	In this Agreement, and unless the particular context demands otherwise, the following words and expressions have the meanings ascribed to them below:-

"Assets" means all of the assets agreed to be sold and purchased under this Agreement, as follows:-

(a)	the Business;

(b)	the Intellectual Property;

(c)	the Plant & Equipment;

(d)	the Stock;

(e)	the benefit together with the burden of the Lease;

(f)	the Property;

but excludes any Excluded Assets;

"Assignment"	means an assignment of the Guarantor's interest
in the Lease, in such form as is required by the Landlord of the Lease;

"Business"	means all of the business and goodwill of the Vendor
(including the benefit and the burden of the Contracts) and the right to carry on the Business as successor in title to the Vendor relating to the manufacture, development and sale of the Products from the Site;

"Certificate of Title"	the certificate of title to be produced by
Eversheds in respect of the site and the property the subject of the Lease in the form exhibited hereto as Exhibit 5;

"Claim(s)"	means any alleged cause of action whatsoever of the
Purchaser against the Sellers (or either of them) or any other liability they may have arising out of or in connection with this Agreement (including, without limiting the foregoing, any or any alleged breach of any Warranty or claim under Schedule 5) or otherwise touching or concerning any of the Assets or the Site or any agreement exhibited into in connection with this Agreement;

"Completion" means the completion of all the documents and transactions set out in Clause 3;

"Completion Date"	means 30 April 1998, or such other date on
which the parties may agree to hold the Completion Meeting;

"Completion Meeting" the meeting of the Parties to be held at the offices of Jones Day Reavis & Pogue, 62 Rue du Faubourg St. Honore, Paris France (or such other reasonable venue as the Buyer shall nominate) on the Completion Date for the purpose of Completion;

"Contract(s)" means the Sellers' contracts, understandings and arrangements with (respectively) their customers and suppliers of goods and services, distributors, utilities and their facilities in connection with the Assets and the Site, including (without limiting the foregoing) the Leased Assets Contracts, the Environmental Licenses and any and all other permits, licenses, consents or other authorisations issued by any governmental or quasi-governmental agency which relate exclusively to the Business, and any licenses for the use of computer software which relate exclusively to the Business, including the documents listed in Schedule 6;

"the Consideration" the aggregate consideration payable by the Purchaser being the sum of the Goodwill Consideration, the P&E Consideration the Property Consideration and the Stock Consideration;

"Customer List" means the list of customers with which the Sellers have done business in relation to the Products;

"Customer List Consideration"	means 4,750,000 pounds sterling
(four million seven hundred fifty thousand pounds sterling) as consideration for the Customer List;

"Disclosure Letter" means the letter in agreed form from the Sellers to the Purchaser in respect of the Warranties exhibited hereto as Exhibit 1;

"Documents"	means the Sellers' books, records and other recorded
information, whether in paper, electronic or other recorded form (not comprised in the Manuals), relating exclusively to the Assets which are material to the use and operation of the Assets or which have been compiled or kept exclusively in relation to the Assets or to the Site;

"Employees"	means those of the Sellers'employees listed in Schedule 4;

"the Environmental Report" the "Phase II" environmental report to be produced by Dames & Moore as commissioned by the Guarantor in accordance with the instructions and specifications exhibited to this Agreement as Exhibit 6;

"Excluded Assets"	means
(a) all of the Sellers' know-how, commercial or confidential information, intellectual or industrial property right of any description and secrets, other than the Intellectual Property;

(b) cash in hand and at bank, and trade debts and receivables (including receivables concerning Products in respect of which either Seller has issued invoices prior to the Completion Date);

(c) any liability (of any description) in relation to any such business or ssets, and all of the foregoing;

"Goodwill Consideration" means 5,000,000 pounds sterling (five million pounds sterling) as consideration for the Assets excluding the Plant & Equipment, the Stock, the benefit and burden of the Lease and the Property;

"Guarantor's Account" means the sterling denominated account of the Guarantor at a bank situated outside the United Kingdom as may be notified by the Guarantor to the Purchaser from time to time;

"Intellectual Property"	means the PCC Know-How, and includes without
limiting the generality of the foregoing the full and complete written documentation of all past operations on the Site which are in the possession of the Vendor including the installation and operation of the pilot scale carbonator;

"Intellectual Property Consideration" means 249,000 pounds sterling (two hundred forth nine thousand pounds sterling) as consideration for the Intellectual Property;

"Lease" means a lease dated 2 July 1996 for warehousing facilities at Units 1 and 4, Breedon Cross, Lifford Lane, Kings Norton,
Birmingham B30 3JW and made between PMG Investments Limited and the Guarantor;

"Leased Assets" means those assets used exclusively by the Vendor in connection with the Business and leased or otherwise hired by the Guarantor under the Leased Assets Contracts including those listed in Part 2 of Schedule 1;

"Leased Assets Contracts" means those Contracts for the leasing, hiring or other financing of the Leased Assets including those listed in Part 2 of Schedule 6;

"Manuals" means all of the Vendor's manuals, operations, drawings, process descriptions, records and other information currently used in the production of the Products including those listed in Exhibit 7;

"Marks" means the trademarks used exclusively in the Business as set out in Schedule 7 and registered in the name of Rhodia Chimie;

"Marks Consideration" means 1,000 pounds sterling (one thousand pounds sterling) as consideration for the Marks;

"Material Adverse Change" shall mean any material adverse change in the financial condition or results of operations or prospects of the Business taken as a whole not caused by any public announcement of the Purchaser's acquisition of the Business and which, for the purpose hereof, shall be deemed not to comprise changes that result from general economic or political conditions or other conditions affecting the chemical industry generally;

"Material Contracts" those contracts listed in Part 1 of Schedule 6;

"P&E Consideration" means 11,680,000 pounds sterling (eleven million six hundred and eighty thousand pounds sterling) as consideration for the Plant & Equipment;

"PCC Know-How" means all of that part of the Vendor's know-how, technology, confidential information, trade or other secrets and processes whether or not currently used by the Vendor relating to the Business and comprised in or referred to in the Manuals and/or the Documents;

"Plant & Equipment" means the Guarantor's plant, equipment and vehicles as set out in Schedule 1;

"Products" means the precipitated calcium carbonate products, lime and "CALOXOL" products manufactured by the Vendor at the Site, which are listed in Schedule 2;

"Property"	title to the land and the buildings on the Site;

"Property Consideration" means 1,999,999 pounds sterling (one million nine hundred ninety nine y thousand nine hundred ninety nine pounds sterling) as consideration for the Property;

"Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended by the Collective Redundancies and Transfer of Undertaking (Protection of Employment) Regulations 1995, and the Acquired Rights Directive;

"Sale Agreement & Conveyance"	means an agreement for the sale by the
Guarantor of its freehold title to the Site and the conveyance thereof to the Purchaser substantially in the form exhibited hereto as
Exhibit 2;

"Seller(s)"	means the Vendor and the Guarantor jointly and severally
or either of them, as the particular context requires;

"Site" means the Guarantor's site at Lifford Lane, Kings Norton,
Birmingham, B30 3JW;

"Stock" means work in progress and the stock of raw materials, spare parts, promotional materials and finished goods of the Business as at the Completion Date;

"Stock Consideration"	means 1,320,000 pounds sterling (one million three
hundred and twenty pounds sterling) as consideration for the Stock subject to adjustment in accordance with Clause 4;

"Stock Auditors"	means Messrs Coopers & Lybrand or such other person(s)
as the parties may agree;

"Stock Valuation"	means the value (in pounds sterling) of Stock as
at the Completion Date as agreed or determined in accordance with Clause 4;

"Stock Valuation Principles"	means the principles pursuant to which
the Stock is to be valued as set out in Schedule 8;

"the Supply Contract" a long term contract for the supply of Products by the Purchaser to the Guarantor and associated companies in the form exhibited hereto as Exhibit 3;

"Vendor's Account" means the sterling denominated account at a bank situated outside the United Kingdom as may be notified to the Buyer from time to time;

"Warranty(ies)" means the warranties set out in Schedule 3.

Interpretation

1.2	This Agreement (including the Schedules and Exhibits) is the entire agreement between the Parties and supersedes and is to the exclusion of any prior oral or written agreement or undertaking or representation of the Parties, in relation to the sale to and purchase by the Purchaser of the Assets other than any obligation of secrecy or non-disclosure.

1.3	References to an agreement or document in agreed form are references to agreements or documents in substantially the same form as the drafts exhibited hereto.

1.4	This Agreement (and each right, obligation or remedy not fully performed or discharged on Completion) shall unless otherwise expressed survive Completion.

1.5	This Agreement is personal to the Parties and accordingly no
Party shall purport to assign, sub-contract or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the others; provided that the Purchaser may assign any or all of its rights under this Agreement to any entity controlled by or under common control with the Purchaser.

1.6	The Purchaser's Guarantor shall guarantee the obligations of the Purchaser (and any assignee of the Purchaser) under this Agreement, and the terms of Clause 7 shall apply to such guarantee by the Purchaser's Guarantor mutatis mutandis for the benefit of the Sellers.

1.7	No waiver, time granted or other indulgence granted by any
Party shall in any way impair the rights and remedies of that Party.

1.8	This Agreement (and any agreement in agreed form) may be
executed by each Party in any number of counterparts each of which shall (when all Parties shall have executed a counterpart) be a binding original but which shall when taken together constitute one instrument.

1.9	This Agreement shall be interpreted in accordance with English law and remedies.

2.	WARRANTIES

2.1	Each of the Parties hereby warrants to the other Parties:-

2.1.1	that it has full capacity and full authority in accordance with its memorandum and articles of association or regulations or other statutes to enter into and be bound by the terms of this Agreement and that is has taken all corporate or legal steps for the purposes hereof; and

2.1.2	that it has not relied upon any representation, warranty or
promise whatsoever (including any given by any third party other than its own professional advisers) other than the express terms of this Agreement.

2.2	The Sellers hereby warrant and undertake to the Purchaser
in the terms of the Warranties.

2.3	Save as aforesaid, neither Seller makes or gives any warranty or representation (including any as may otherwise have been implied by statute or at law) whatsoever.

2.4	The Purchaser acknowledges that:-

2.4.1	no officer, agent or adviser of either Seller is authorised
to make or give any assurance, promise, warranty or representation on their behalf other than contained in the express provisions of this Agreement;

2.4.2	it has not relied on any assurance, promise, warranty or
representation other than the Warranties.

2.5	The Sellers hereby warrant to the Purchaser that they have
complied with and, up to and including Completion, will continue to comply with Regulation 10 of the Regulations.

3.	SALE & COMPLETION

Effect of Signature & Completion

3.1	For the avoidance of doubt, risk and title in the Assets shall not pass to the Purchaser until Completion.

Allocation of Proceeds of Sale

3.2	The Parties have (for the avoidance of doubt) allocated the
 proceeds of sale of the Assets as follows:-

3.2.1 	the Customer List (4,750,000 pounds sterling);

3.2.2 	the Intellectual Property (249,000 pounds sterling);

3.3.3 	the Marks (1,000 pounds sterling);

3.2.4 	the Plant & Equipment:-  The P&E Consideration (11,680,000
pounds sterling);

3.2.5 	the Property:- the Property Consideration (1,999,999
pounds sterling);

3.2.6 	the benefit together with the burden of the Lease
(1 pound sterling); and

3.2.7 	the Stock:-  the Stock Consideration (subject to adjustment
in accordance with Clause 4) (1,320,000 pounds sterling).


TOTAL	20,000,000 pounds sterling

Sale

3.3	On the Completion Date, the Sellers hereby agree to sell
with full title guarantee and the Purchaser hereby agrees to buy the Assets, and the Parties shall execute the agreements in agreed form, in accordance with this Clause 3. For the avoidance of doubt, no part of the Excluded Assets shall be included in such sale and purchase.

Payment

3.4 	At the Completion Meeting, the Purchaser shall pay 20,000,000 pounds sterling (twenty million pounds sterling) in respect of the Consideration by electronic funds transfer to the Vendor's Account and the Guarantor's Account, in sterling for value on the Completion Date in whole and without any set-off or deductions whatsoever, the payments to be made as follows:-

3.4.1 	to the Guarantor - 13,680,000 pounds sterling in respect
of the P&E Consideration and the Property Consideration;

3.4.2	to the Vendor - 13,680,000 pounds sterling in respect of the
Goodwill Consideration (excluding the Marks) and the Stock
Consideration (prior to any adjustments in accordance with Clause 4); and

3.4.3 	to Rhodia Chimie - 1,000 pounds sterling in respect of
the Marks.

Documents in Agreed Form

3.5	At the Completion Meeting, the Parties (or the relevant
Parties and any third party, as the case may be) shall complete each of the following agreements:-

3.5.1	the Sale Agreement and Conveyance;

3.5.2	the Disclosure Letter;

3.5.3	the Assignment;

3.5.4	the Supply Contract;

together with all such other agreements as may be agreed between the parties prior to Completion.

Delivery & Assignment of Assets

3.6	At the Completion Meeting, the Sellers shall deliver up to the
Purchaser each of the Assets (including the Stock) title to which is capable of passing by delivery, together with the originals (or certified copies) of the written Contracts listed in Schedule 6.

3.7	At the Completion Meeting the Sellers shall assign to the
Purchaser all of their rights, interest and title in or to each of the following:-

3.7.1	the Business;

3.7.2	the Contracts;

3.7.3	the Intellectual Property; and

3.7.4	each other Asset the transfer of title of which is required to be made in writing.

3.8	At the Completion Meeting the Guarantor shall assign to the
Purchaser all of its right, interest and title in or to that part of the Plant & Equipment not being a fixture and appurtenant to the land comprised in the Site and shall procure that Rhodia Chimie assigns with full title guarantee to the Purchaser all of its rights, interest and title in or to the Marks.

Creditors & Debtors

3.9	For the avoidance of doubt:-

3.9.1	the Sellers shall remain absolutely entitled to the benefit of any Excluded Assets and to the extent that the Purchaser receives on or at any time after the Completion Date payment or part payment on account of any Excluded Assets the Purchaser shall hold the same as bare trustee for the Sellers and shall forthwith pay over such payment and account therefor to the Sellers (or either of them as the case may be) within five business days of receipt thereof;

3.9.2	to the extent that the Sellers receive on or at any time after the Completion Date payment or part payment on account of the Business in relation to the period after the Completion Date they shall hold the same as bare trustee for the Purchaser and shall forthwith pay over such payment and account therefor to the Purchaser within five Business Days of receipt thereof; and

3.9.3	to the extent that the Purchaser receives on or at any time
after the Completion Date any demand for payment or part payment on account of the Excluded Assets the Sellers shall forthwith discharge the same upon receipt of notice of demand from the Purchaser and in any event within five business days of receiving notice thereof and shall indemnify and keep indemnified the Purchaser from any cost, claim, demand, expense or other liability in respect thereof.

Apportionment

3.10	Insofar as either of the Sellers have made any payment in the ordinary and proper course, or as otherwise detailed in the Disclosure Letter, on account or in advance or other pre-payment in respect of any of the Contracts or other services, utilities or facilities for the Assets or the Site in respect of any period both up to and after the Completion Date the Parties shall apportion such pre-payment between the Sellers and the Purchaser as nearly as possible so that in relation to the whole of the period of such pre-payment the Sellers bear an amount of pre-payment proportionate to that part of such period preceding the Completion Date and the Purchaser bears the remainder. Such apportionment shall be made on the Completion Date and the Purchaser shall within seven days of the Completion Date reimburse to the Sellers by electronic funds transfer to the Vendor's Account or the Guarantor's Account (as the case may be) an amount equal to the amount of such pre-payment apportioned to the Sellers.

Handovers

3.11	The Parties shall co-operate after the Completion Date in order to transfer customers to the Purchaser with all due expedition and otherwise as is reasonable in order to facilitate the transition of the Business to the Purchaser, and shall accordingly co-ordinate joint customer visits, trade announcements and the familiarisation of the Purchaser's personnel with sales, ordering and invoicing procedures established between the Vendor and its customers of the Business.

Conditions to Completion

3.12	The obligation of the Purchaser and the Purchaser's Guarantor to consummate the Completion shall be subject to the satisfaction, or the waiver in writing, of each of the following conditions on or prior to the Completion Meeting:

3.12.1	the Warranties shall (subject to the Disclosure Letter
and any amendments to it pursuant to clause 3.13) be true and correct as of the date of signature of this Agreement and as of the Completion Date as though made on and as of the Completion Date;

3.12.2	any governmental or regulatory approvals required for
completion of the transaction shall have been obtained;

3.12.3	there shall not have been any Material Adverse Change; and

3.12.4	in each case in which assignment to the Purchaser of
a Material Contract requires the consent of a third party, all such consents shall have been obtained, except where this requirement has been waived by the Purchaser.

3.13	At any time prior to the Completion Date the Sellers may make and the Purchaser shall accept any supplement to or amendment to
Schedule 1 (Plant & Equipment), Schedule 2 (Details of Products),
Schedule 4 (Employees), Schedule 6 (Contracts), Schedule 7 (Manuals) and Schedule 8 (Marks) to this Agreement and/or the Certificate of Title and/or the Disclosure Letter in respect of any matter necessary or desirable to supply, correct or update any information required for the Schedules or to qualify any of the Warranties where such supplement or amendment relates to a matter which has arisen in the operation of the Business in the ordinary course between the date hereof and Completion.

4.	STOCK CONSIDERATION ADJUSTMENT

4.1	The authorised nominees of the Parties shall meet on the
Completion Date and shall carry out a physical stock-take of the Stock in order to agree upon the Stock Valuation. The Stock shall be valued in accordance with the Stock Valuation Principles.

4.2	If within fourteen days from the Completion Date the Parties are unable to agree the Stock Valuation, then either Party shall be entitled forthwith to instruct the Stock Auditors to carry out a Stock-take of the Stock using the Stock Valuation Principles and to determine finally and certify to the Parties within fourteen days of instruction the Stock Valuation, which shall be final and binding except in case of manifest error. The Stock Auditors shall act independently of the Parties (who shall co-operate with them so far as is necessary for their determination of the Stock Valuation) and the Parties shall bear the Stock Auditors' costs and fees equally.

4.3	On receipt of the Stock Valuation the following balancing payments shall be made (if appropriate) and shall constitute adjustments to the P&E and Stock Consideration:-

4.3.1	if the value is greater that 1,320,000 pounds sterling
(one million three hundred and twenty thousand pounds sterling) then the Purchaser, shall forthwith pay to the Vendor a sum in cash equivalent to the excess; and

4.3.2	if the value is less than 1,320,000 pounds sterling (one
million three hundred and twenty thousand pounds sterling) then the Vendor shall forthwith pay to the Purchaser a sum in cash equivalent to the shortfall.

5.	EMPLOYEES

5.1	The Parties acknowledge that the transactions contemplated
herein constitute a transfer of undertaking pursuant to the Regulations and that accordingly the contracts of employment of all of the Employees shall transfer from the Sellers (as the case may be) to the Purchaser on Completion.

5.2	The Purchaser shall indemnify and keep indemnified the Vendor from and against any and all claims, costs, legal costs (on an indemnity basis), proceedings, damages, orders (including orders of reinstatement or re-engagement under the Regulations or under the Employment Rights Act 1996 or at law) or awards whatsoever arising after the Completion Date out of or in connection with the contract of employment of any Employee(s) including, without limiting the foregoing, the termination of that contract or the terms thereof or the novation or transfer thereof.

5.3	The Vendor shall indemnify and keep indemnified the Purchaser from and against any and all claims, costs, legal costs (on an indemnity basis), proceedings, damages, orders (including orders of reinstatement or re-engagement under the Regulations or under the Employment Rights Act 1996 or at law) or awards whatsoever arising prior to the Completion Date out of or in connection with the employment of any Employee(s).

5.4	The Sellers hereby agree to indemnify and keep the Purchaser indemnified fully against all costs, claims, liabilities, demands, actions and damages in relation to:-

(i)	the sickness of Roy Hardy;

(ii)	the redundancies of Bryan Upton and Mervyn Smith (if Mervyn
Smith leaves in 1998 according to an agreement entered into with Sellers on or before the date hereof);

(iii) the early retirement of Peter Hardy, Len Parkes and Alan
Eastwood.

6.	NON-COMPETE

6.1	Except as set forth in Article 6.2 below, neither Seller shall, and the Guarantor shall procure that no member of the Rhodia Group shall (without the prior written consent of the Purchaser) before the fifth anniversary of the Completion Date:-

6.1.1	manufacture or sell or distribute precipitated calcium carbonate products (as a separate product but not as a component of other finished products), whether on their own account or on the account of any third party;

6.1.2	be otherwise engaged by joint venture or investment or otherwise in the manufacture or sale of precipitated calcium carbonate (as a separate product but not as a component of other finished products) as aforesaid save where such activity arises from an acquisition by the Sellers of any business or businesses comprising a capability to manufacture or sell precipitated calcium carbonate or the acquisition of shares or other securities in any corporation having such businesses (provided that such capability does not represent more than twenty five per cent of the turnover of the acquired business or businesses);

6.1.3	make any offer of employment to, or solicit, entertain or accept any offer to be employed from, any past or present employee of either of the Sellers in connection with the Business; or

6.1.4	use the name "Sturge", or any confusingly similar word or name, in trade or business.

6.2	The provisions of Article 6.1 hereof shall not however prevent the Sellers and the Rhodia Group from selling or distributing precipitated calcium carbonate products as pharmaceutical ingredients save in respect of the United Kingdom and Ireland.

6.3	In order to enable the Rhodia Group to secure its existing
source of supply of precipitated calcium carbonate products following the sale of the Assets, the Purchaser agrees to execute with the Rhodia Group with effectiveness on the Completion Date, and in an agreed form hereby attached as Exhibit 3, a long term contract for the supply by the Purchaser of precipitated calcium carbonate products to the Rhodia Group.

6.4	Each Party acknowledges and represents to the other that the restrictive provisions contained herein (if at all) are fair, reasonable, objectively justifiable and freely undertaken.

7.	GUARANTEE

7.1	In consideration of the Purchaser entering into this Agreement the Guarantor, at the request of the Vendor, hereby unconditionally guarantees to the Purchaser together with its successors, transferees and assigns the due and punctual performance and observance by the Vendor of all the Vendor's obligations and the punctual discharge by the Vendor of all the Vendor's liabilities to the Purchaser contained in or arising under this Agreement.

7.2	If the Vendor shall make default in the payment when due of
any amount payable to the Purchaser under this Agreement, the Guarantor shall forthwith on demand by the Purchaser unconditionally pay to the Purchaser in the manner prescribed in this Agreement an amount equal to the amount payable by the Vendor.

7.3	The guarantee and indemnity contained in this Clause shall be a continuing guarantee and indemnity and shall continue in full force and effect until all liabilities or purported liabilities of the Vendor arising under, and all monies owing or payable or purported to be owing or payable by the Vendor under this Agreement or arising from any termination of this Agreement, have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Vendor or any change in the status of the Vendor.

7.4	The Guarantor shall not be exonerated or discharged nor
shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever, or by any other indulgence being given to the Vendor or by any variation of the terms of this Agreement or by any act, thing, omission or means whatever which, but for this provision, might operate to exonerate or discharge the Guarantor from its obligations under the guarantee and indemnity contained in this Clause 7.

7.5	The Guarantor's obligation hereunder shall be as primary obligor and not merely as surety and accordingly (and for the avoidance of doubt):-

7.5.1	the Purchaser shall not be under any obligation to proceed
first against the Vendor before making any or any alleged claim hereunder against the Guarantor;

7.5.2	each defence, set-off or counterclaim which would have been
available to the Vendor shall likewise be available to the Guarantor to the extent that the same has not been exhausted by the Vendor;

7.5.3	the Guarantor hereby waives notice to it of any amendment
or modification of this Agreement (other than to this Clause 7) made between the Purchaser and the Vendor; and

7.5.4	no time, waiver or other indulgence granted by any Party
to the other, and no change in the corporate existence or identity of the Vendor shall in any way impair, negative or reduce the Guarantor's obligation hereunder.

8.	CLAIMS
8.1	The Sellers shall not be liable in respect of any Claim
unless the Purchaser shall have given written notice thereof, together with reasonable particulars of the nature and circumstances thereof, on or before (a) with respect to Claims pertaining to the Environment, the fifth anniversary of the Completion Date, and
(b) with respect to all other Claims, the second anniversary of the Completion Date, and (if not settled) shall have commenced and served legal proceedings in respect of such Claim within six months of such written particulars having been given to the Sellers.

8.2	The Purchaser shall:-

8.2.1	at all times take all reasonable and practicable steps to
mitigate any loss caused or likely to be caused in connection with such Claim;

8.2.2	on giving notice in accordance with Clause 8.1, keep the Sellers regularly advised and informed of the nature and development of the circumstances of any Claim; and

8.2.3	on giving notice in accordance with Clause 8.1, permit the
Sellers to inspect, survey or audit any thing, site or record and to give the Sellers access to any of the Purchaser's personnel as may be reasonably necessary in the circumstances and co-operate to enable the Sellers to bring or defend any proceedings in connection with any such Claim and in any event not to make any admission of liability in or otherwise to compromise any Claim with respect of any third party.

8.3	The maximum joint aggregate liability of the sellers to the
Purchaser in respect of any and all Claims, is hereby limited to a sum equivalent to two thirds of the aggregate of the Consideration.

8.4	The Purchaser shall not bring any Claim in respect of any
Warranty unless such individual claim exceeds 50,000 pounds sterling and until the aggregate of such claims exceeds 250,000 pounds sterling. These amounts are not intended to establish the standard of materiality under this Agreement.

8.5	Any amounts paid by either Seller in respect of any Claim shall be treated as a pound for pound reduction in the Consideration.

8.6	To the extent that the circumstances underlying any Claim are capable of being remedied then the Purchaser shall afford the Sellers a reasonable opportunity to remedy the same (which shall not however extend beyond 90 days after notice is given pursuant to Clause 8.1).

8.7	The Sellers shall not be liable in respect of any Claim to the extent that:-

8.7.1	the Purchaser caused or contributed to the same or to the acts and/or omissions giving rise to such Claim; and

8.7.2	the matter to which it relates is fully and promptly made good by the Sellers without cost to the Purchaser.

8.8	The Purchaser shall not be entitled to recover under any Claim if and to the extent that the facts or information upon which the Claim is based are fairly disclosed in the Disclosure Letter.

8.9	The Sellers shall not be liable to make any payment in respect of any Claim based on a contingent liability of the Purchaser unless and until the liability of the Purchaser becomes an actual liability.

8.10	The Sellers shall have no liability in respect of any Claim if and to the extent that it arises or is increased as a result of an increase in rates of taxation after Completion, or the passing of any legislation (or making of any subordinate legislation) with immediate or retrospective effect.

8.11	The Sellers shall have no liability in respect of any Claim to the extent that it relates to any loss for which the Purchaser is indemnified by insurance.

8.12	The Sellers shall have no liability in respect of any Claim to the extent that the circumstances, facts or events giving rise to the Claim would have been readily apparent to the Purchaser by virtue of the investigations into the Assets or the Site carried out on behalf of the Purchaser prior to the Completion Date.

8.13	Where the Purchaser is entitled to recover from some other
person any sum in respect of any matter or event which could give rise to a Claim the Purchaser shall take all appropriate steps to recover that sum before making such Claim, and any sum recovered will reduce the amount of such Claim (and, in the event of the recovery being delayed until after such Claim has been satisfied by the Sellers, the sum recovered will be paid to the Sellers, after deduction of all reasonable costs and expenses of the recovery).

8.14	The Purchaser hereby relinquishes and waives any right of
set-off or counter-claim, deduction or retention which the Purchaser might otherwise have in respect of any Claim or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Sellers (or any of them) pursuant to this Agreement or otherwise.

8.15	The Purchaser's sole remedy in respect of any Claim (other than any arising under Clause 6 or Clause 10) shall be damages.

8.16	In the event Completion does not occur (for whatever reason other than the refusal by a party to do so in circumstances where all conditions to Completion set out in Clause 3.12 have been satisfied or waived by the other parties), then it is agreed and acknowledged that no party shall have any liability to any other party whether for damages or otherwise.

9.	INDEMNITY

9.1	On and from Completion the Purchaser shall indemnify and keep indemnified the Sellers from and against any claim, damages, costs, legal costs, orders or awards and any other liability of whatever nature incurred by them in respect of the Assets and/or products sold by the Purchaser arising after the Completion Date whether arising in contract, tort or otherwise at law or under any statute or applicable European Union laws or directives.

9.2	On and from Completion the Sellers shall indemnify and keep
indemnified the Purchaser from and against any claim, damages, costs, legal costs, orders or awards and any other liability of whatever nature incurred by it in respect of the Assets and/or products sold by the Sellers arising prior to the Completion Date whether arising in contract, tort or otherwise at law or under any statute or applicable European Union laws or directives.

9.3	This Clause 9 is without prejudice to any other express right or obligation of indemnification arising under this Agreement.

10.	CONFIDENTIALITY

10.1	Each Party undertakes to each other Party to keep the subject matter of this Agreement and any confidential or commercially sensitive information or knowledge relating to the transfer of the Business (whether or not so labelled and whether or not stored or recorded in any medium) belonging to or coming from each other Party as strictly confidential.

10.2	No Party shall disclose or permit the disclosure of any such information without the prior, written consent of the other Party.

10.3	Each Party shall use its best endeavours to procure compliance with this Clause 10 by its agents, employees or associates.

10.4	This Clause 10 shall not apply to any such information which is in or becomes a part of information in the public domain without fault on the part of the Party making any relevant disclosure of the Party's information or which is required to be disclosed by compulsion of law or order of court (and then only so far as is so compelled).

10.5	No Party shall make any statement to the public concerning the subject matter of this Agreement except as is otherwise agreed, or as may be required by law or under the rules of any recognised stock exchange (and then subject to the Party requiring to make such statement first consulting the other).

11.	ENVIRONMENTAL REMEDIATION

The Sellers hereby agree to be bound by the terms of Schedule 5 in respect of remedial works.

12.	CONTRACTS

12.1	The Purchaser undertakes to the Vendor with effect from the
Completion Date to assume the obligations and become entitled to the benefits of the Vendor under the contracts and the Purchaser undertakes to carry out and perform and complete all the obligations and liabilities created by or arising under the Contracts (except for any obligations or liabilities attributable to a breach on the part of the Vendor or its employees, agents or sub-contractors prior to the Completion Date) and shall indemnify the Vendor and keep it fully indemnified against all liabilities, losses, actions, proceedings, costs, claims, demands and expenses brought or made against or incurred by the Vendor in respect of:-

12.1.1	the non-performance or defective or negligent performance by the Purchaser of the Contracts after the Completion Date; and

12.1.2	the performance by the Vendor of any obligations under the
Contracts in respect of the period after the Completion Date.

12.2	The Vendor undertakes with effect from the Completion Date to assign to the order of the Purchaser or to procure the assignment to the order of the Purchaser all the Contracts which are capable of assignment without the consent of other parties.

12.3	In so far as any of the Contracts are not assignable to the
Purchaser without the agreement of or novation by or consent to the assignment from another party this Agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Contracts. In the event that consent or novation is required to such assignment:-

12.3.1	the Vendor at the Purchaser's request and cost shall use all reasonable endeavours with the co-operation of the Purchaser to procure such novation or assignment as aforesaid;

12.3.2	unless and until such Contract shall be novated or assigned
as aforesaid, the Vendor shall continue its corporate existence and shall hold such Contract in trust for the Purchaser and its successors in title absolutely and the Purchaser shall (if such subcontracting is permissible and lawful under the Contract in question) as the Vendor's subcontractor perform all the obligations of the Vendor under such Contract;

12.3.3	unless and until any such Contract shall be novated or
assigned the Vendor will (so far as it lawfully may) give all such assistance to the Purchaser as the Purchaser may reasonably require to enable the Purchaser to enforce its rights under such Contract and (without limitation) will provide access to all relevant books, documents and other information in relation to such Contract as the Purchaser may require from time to time.

12.4	If such consent or novation is refused or otherwise not obtained on terms reasonably satisfactory to the Purchaser within 60 business days of the Completion Date, the Purchaser shall be entitled at its sole discretion to require the Vendor to serve proper notice to terminate that Contract and the Purchaser shall indemnify and keep indemnified the Vendor from and against all losses, damages, costs, actions, reasonably satisfactory to the Purchaser within 180 business days of the Completion Date, the Vendor shall be entitled at its sole discretion to serve proper notice to terminate the Contract and the Purchaser shall indemnify and keep indemnified the Vendor from and against all losses, damages, costs, actions, proceedings, claims, demands, liabilities and expenses (including, without limitation, legal and other professional fees and expenses) which the Vendor may suffer, sustain, incur, pay or be put to by reason or on account of or arising from the termination of such Contract.

12.6	To the extent that any payment is made to the Vendor in respect of the Contracts on or after the Completion Date the Vendor shall receive the same as trustee, shall record such payment separately in its books and shall account to the Purchaser for the same on the Completion Date or if received thereafter within 5 business days of receipt.

13.	OBLIGATIONS OF THE VENDOR AFTER COMPLETION

Obligations After Exchange

13.1	In the period between exchange of this Agreement and Completion the Vendor will:-

13.1.1	carry on the Business in the ordinary course and not do
anything which is not of a routine nature without the prior consent of the Purchaser;

13.1.2	permit the Purchaser such access to the Site as it may
reasonably require, including a pre-closing inspection of the Site and upon such terms as the Vendor may reasonably direct;

13.1.3	afford to an environmental consultant engaged by the
Purchaser reasonable access to the relevant environmental regulators for a discussion of regulatory issues at the Site including those identified at paragraph 13.1.2 of the Disclosure Letter, with the Vendor's QSE Manager (or any other representatives(s) of the Vendor) being present at any meetings;

13.1.4	immediately give to the Purchaser copies of all management
accounts (including draft accounts) for periods in 1998 currently in the Vendor's possession and the Vendor shall pass to the Purchaser forthwith upon receipt copies of management accounts for subsequent periods.

13.2	The Parties agree to co-operate and negotiate with each other in good faith between exchange of this Agreement and Completion in order to put arrangements in place to facilitate a smooth and efficient transfer of the Business from the Sellers to the Purchaser. It is acknowledged that this is likely to include the following:-

13.2.1	the agreement on applicable terms and conditions in
respect of pensions; and

13.2.2	the negotiation of a contract for the provision of
services by the Vendor to the Purchaser after Completion.

Obligations After Completion

13.3	The Sellers undertake to pass to the Purchaser as soon as
reasonably practicable after receipt any orders or inquiries in relation to the Business which they may receive at any time after Completion.

13.4	On and at any time after Completion the Sellers will use their reasonable endeavours to give or procure to be given to the Purchaser all such material information as is within their possession (including, without limitation, particulars of customers, suppliers and others who have dealt with the Sellers in connection with the Business) as the Purchaser may reasonably require for:-

13.4.1	the conduct of the Business in which case the cost of
giving such information will be borne by the Purchaser; and

13.4.2	the purpose of implementing the provisions of this
Agreement in which case the cost of giving such information will be borne by the Vendor.

13.5	Not later than two business days after the Completion Date
the Vendor shall send to each of the Employees a letter, in the agreed form, explaining that his employment has been transferred to the Purchaser pursuant to the Regulations.

13.6	The Vendor will, if so required by the Purchaser any time within
30 business days after Completion and at the Purchaser's expense, send a circular in a form provided by the Vendor (such approval not to be unreasonably withheld or delayed) to persons who have had dealings with the Sellers in connection with the Business announcing the transfer to the Purchaser of the Business and the Assets.

13.7	Pension Arrangements

13.7.1	the Vendor and the Purchaser shall, before the Completion,
use their respective reasonable endeavours to agree the pension terms applicable to those Employees who are, immediately before April 5, 1998, contributory members of the Pension Scheme ("the Relevant Members");

13.7.2	the Purchaser shall establish or nominate a pension scheme
("the Purchaser's Plan") on no less favorable terms than the Minteq UK Pension Plan details of which have been provided to the Sellers and invite relevant Members to join the Purchaser's Plan for future service;

13.7.3	the Vendor and the Purchaser shall each use their
best endeavours:

1.	to procure that each Relevant Member shall have the opportunity to transfer his or her past service benefits to the Purchaser's Plan, and

2.	to procure from their respective actuaries a letter in agreed form setting out the amount which will enable the Purchaser's Plan to pay benefits to those Relevant Employees who enroll in the Purchaser's Plan, taking into account the effect of the past service of Relevant Members on the amount of future benefits. The actuaries shall disclose the assumptions on which the calculation of such transfer amount is based.

The enrollment of Relevant Members in the Purchaser's Plan will include a credit for past service benefits, provided that a transfer is made from the trustees of the Pension Scheme to the trustees of the Purchaser's Plan in respect of that past service on the basis agreed by the actuaries of the Sellers and the Purchasers.

Such transfer will not entail any additional expense to the Sellers (other than the fees of their actuaries) and the Sellers shall have no obligation to pay any amount in excess of contributions required to be made pursuant to the rules of the Pension Scheme.

13.8	The Sellers shall, within 15 business days after Completion
and at the Seller's expense, provide the Purchaser with a sworn, statutory declaration in respect of the Sellers' full and undisturbed possession since 1992 of the strip of land adjoining the towpath of the Stratford on Avon Canal.

13.9	After Completion, the Sellers shall provide the Purchaser with all reasonable assistance in obtaining a license from the British
Waterways Board authorising the discharge of clean surface water from the Site into the Stratford on Avon Canal.

13.10	Provided there exists no legal or contractual impediment
the Sellers shall, at their own reasonable expense, provide that within 30 days after Completion, the name of the Vendor shall be changed so as not to include the word "Sturge" or any confusingly similar word or name.

14.	GENERAL

14.1	The Purchaser shall account to the Inland Revenue for
(and shall indemnify the Sellers from any liability for) any stamp or other duty payable upon this Agreement or any agreement or conveyance executed by the Parties in contemplation hereof.

14.2	The Consideration is exclusive of Value Added Tax.

14.3	The Parties intend that the provisions of Section 49 of the
Value Added Tax Act 1994 and Article 5 of the Value Added Tax
(Special Provisions) Order 1995 shall apply to the sale of the Assets and the Site and, accordingly, no VAT shall be charged by the Sellers on them. The Sellers and the Purchaser shall each promptly following Completion inform their respective VAT Offices of the sale and purchase under this Agreement, complete all relevant forms for VAT purposes relating to such sale and purchase and take all reasonable steps to ensure that the sale of the Assets is treated neither as a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a going concern. In the event that it is at any time etermined by H. M. Customs & Excise or, on appeal, by the Tribunal or the Court that Section 49 of the Value Added Tax Act 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 do not apply to the sale of the Assets or the Site or any part of them, the Purchaser shall pay to the Vendor or the Guarantor (as the case may be), the amount of the VAT in question on the later of the business day before such amount is due to be paid by the relevant Seller to Customs & Excise and the day on which the relevant Seller delivers to the Purchaser, a valid VAT invoice or invoices in respect thereof.

14.4	The Purchaser undertakes to keep all of the Documents which
relate to the tax and accounting affairs of the Business secure and complete for not less than six years after the Completion Date and to allow the Sellers access to them at all reasonable times during this period for the purposes of inspection and to take copies thereof where necessary.

14.5	The Parties shall do and give all such deeds and further
assurances as may be reasonable to give effect to each of the assignments and transactions contemplated herein (the costs of the preparation, execution and filing of all such deeds and assurances and any registrations, filings and notifications with or to any regulatory body to be borne by the Purchaser).

14.6	Save as is expressly provided otherwise, each Party shall bear its own costs in connection with the negotiation or preparation or completion of this Agreement.

14.7	Each Party unconditionally waives any rights it may have to
claim damages against the other on the basis of any written or oral statement made by the other (whether made carelessly or not) not set out or referred to in this Agreement (or for breach of any warranty given by the other not so set out or referred to) unless such statement or warranty was made or given fraudulently or with a reckless disregard for its truthfulness.

14.8	Each Party unconditionally waives any rights it may have to
rescind or to seek to rescind this Agreement on the basis of any written or oral statement made by the other (including any Warranty) (whether made carelessly or not) whether or not such statement is set out or referred to in this Agreement unless such statement was made fraudulently or with a reckless disregard for its truthfulness.

14.9	The parties agree to execute, complete and keep the original and all executed counterparts of this Agreement outside the United Kingdom at all times, except that a Party shall be entitled to bring the original or counterpart into the United Kingdom where:

(i)	it is a mandatory legal requirement to produce the document
in any judicial or arbitration proceedings:

(ii)	the document is to be used as evidence in legal or arbitration proceedings and the judge or arbitrator responsible for the determination of the proceedings has ruled that a certified copy cannot be produced as adequate evidence; or

(iii)	the document is required by the Inland Revenue or HM Customs to determine the liability of either of the Sellers to taxation arising from the execution of the document or performance of the Agreement.

PROVIDED ALWAYS that the Sellers shall use all reasonable efforts to procure the agreement of the person or authority requiring production of the document to accept a certified copy in its place.

15.	JURISDICTION

15.1	The Parties hereby submit to the exclusive jurisdiction of the
English Courts but without prejudice to the enforcement or execution of any judgment, order or award thereof, or to any interlocutory or injunctive proceedings in any other jurisdiction. This Clause 15.1 is without prejudice to Clause 15.3.

15.2	For the purposes of Order 10, Rule 3, Rules of the Supreme Court
(or any modification thereof), the Parties agree that any process or other legal proceedings may be served on any of them by leaving a copy thereof or by posting a copy thereof addressed to a Party at its address first stated above.

15.3	The Parties hereby agree that they shall use their reasonable endeavours to seek to settle any dispute and to negotiate the same in good faith prior to instituting any proceedings.

15.4	Any notice permitted or required to be given under this
Agreement shall be in writing and shall be given, posted, delivered or transmitted to the Party at the addresses first written above, provided that a Party may designate a different address by notice in accordance with this section.

IN WITNESS WHEREOF this Agreement has been signed by the Parties the day and year first before written:-


For & on behalf of
MINTEQ UK LIMITED

Director:  /s/ Christopher Dee, as attorney-in-fact
Witness:   /s/ Pierre Philippe Berthe


For & on behalf of
SPECIALTY MINERALS INC.

Director:  /s/ John B. Dobson
Witness:   /s/ Pierre Philippe Berthe


For & on behalf of
JOHN & E. STURGE LIMITED

Director:  /s/ Jean-Claude Bravard
Witness:   /s/ Pierre Philippe Berthe


For & on behalf of
RHODIA LIMITED

Director:  /s/ Jean-Claude Bravard
Witness:   /s/ Pierre Philippe Berthe